EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3
(Form Type)

The Home Depot, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to Be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	Other	753,376(1)	$317.83(2)	$239,445,495(2)	0.00013810	$33,067.43
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock	415(a)(6)	746,624(1)(3)	—	$356,941,854	—	—	S-3	333-274395	September 7, 2023	$23,995
Total Offering Amounts						$596,387,349		$33,067.43
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$33,067.43

Offering Note
(1)     Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the amount of common stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, dividend, or other change in the capitalization of the Registrant.
(2)     Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the New York Stock Exchange on September 3, 2026.

(3)     The Registrant filed a Registration Statement on Form S-3ASR (File No. 333-274395) on September 7, 2023 (the “2023 Registration Statement”) which registered an aggregate of 1,500,000 shares of common stock. As of the date of filing this registration statement, there were 746,624 unsold securities registered under the 2023 Registration Statement pursuant to Rule 415(a)(6). A registration fee of $23,995 was previously paid in connection with these unsold shares of common stock. In accordance with Rule 415(a)(6), all 753,376 of those securities (and associated filing fees) are being carried forward and registered under this registration statement. The filing fee of $33,067.43 being paid herewith relates to the 753,376 newly registered shares of common stock. The aggregate number of shares of common stock to be sold pursuant to this Registration Statement shall not exceed 1,500,000 in the aggregate.